Herc Holdings Announces New Strategic Initiatives and Capital Allocation Plan
•Raises adjusted EBITDA guidance for 2021 to $870 million to $890 million
•Announces 2022 adjusted EBITDA guidance of $1.05 billion to $1.15 billion
•Sets 2021 to 2024 goals for organic CAGR growth of 12% to 15% in rental revenue and 17% to 20% in adjusted EBITDA
•Declares payment of quarterly dividend of $0.50 per share to record holders as of October 20, 2021, with payment date of November 4, 2021

BONITA SPRINGS, Fla., September 20, 2021 ― Herc Holdings Inc. (NYSE: HRI), one of the leading equipment rental suppliers, announced at its Investor Day today, new strategic initiatives to accelerate the company’s rate of growth in both rental revenue and in adjusted EBITDA.

“We are pleased with the progress we have made over the last five years as an independently traded public company and are now shifting into high gear to accelerate our growth and return to shareholders,” said Larry Silber, president and chief executive officer. “We have strong momentum and intend to invest in new locations and add to our fleet to enhance our urban density, while improving operating leverage and scale. We intend to increase market share through both organic growth and mergers and acquisitions,” he added.

“As we move into the next phase of our journey, we are committing to a capital allocation plan that balances our investment growth options between organic and acquisition growth. We also intend to enhance our returns to shareholders through the establishment of a quarterly dividend. We are well-positioned to execute our strategy and deliver value to all of our stakeholders,” he added.

The Company outlined new strategic initiatives and set a three-year organic rental revenue goal of 12% to 15% compound annual growth from the midpoints of fiscal years 2021 through 2024. It also established an organic adjusted EBITDA goal of 17% to 20% on the same basis.

The initiatives include:

•Grow the core – increase rental equipment capital expenditures at existing locations, while expanding the branch network through new greenfield locations and acquisitions in select markets
•Expand specialty – invest in specialty fleet, with a target of 30% of total OEC by 2024, and grow the specialty network throughout North America
•Elevate technology – enhance the customer experience by enabling mobile solutions and improving fleet utilization tracking and logistics management
•Integrate ESG – advance toward newly established 2030 goals for sustainability
•Allocate capital – operate against disciplined investment parameters for organic growth, strategic mergers and acquisitions, and dividends

Guidance

The Company raised its full-year 2021 adjusted EBITDA guidance range, with the midpoint increasing 28% compared with 2020 results, and affirmed net rental equipment capital expenditures guidance.

2021 Guidance
	Former	Current
Adjusted EBITDA	$840 to $870 million	$870 to $890 million
Net Rental Equipment Capital Expenditures	$500 to $550 million	$500 to $550 million

In addition, the Company established guidance for the 2022 calendar year, with adjusted EBITDA increasing 25% from the midpoints of the 2021 and 2022 guidance ranges.

2022 Guidance
Adjusted EBITDA	$1.05 to $1.15 billion
Net Rental Equipment Capital Expenditures	$0.82 to $1.12 billion

New Capital Allocation Plan

“We are committed to delivering long-term sustainable value to shareholders with a balanced, disciplined and opportunistic approach to capital deployment. With our available liquidity, we plan to invest in organic growth and M&A, and inaugurate a quarterly dividend, the future growth of which will be in line with our long-term business performance,” said Silber.

The board of directors declared a quarterly dividend of $0.50 per share to shareholders of record on October 20, 2021, to be paid on November 4, 2021.

About Herc Holdings Inc.

Herc Holdings Inc., which operates through its Herc Rentals Inc. subsidiary, is one of the leading equipment rental suppliers with 295 locations in North America. With over 55 years of experience, we are a full-line equipment rental supplier offering a broad portfolio of equipment for rent. Our classic fleet includes aerial, earthmoving, material handling, trucks and trailers, air compressors, compaction and lighting. Our equipment rental business is supported by ProSolutions®, our industry specific solutions-based services, which includes power generation, climate control, remediation and restoration, and studio and production equipment, and our ProContractor professional grade tools. Our product offerings and services are aimed at helping customers work more efficiently, effectively and safely. Our product offerings and services are aimed at helping customers work more efficiently, effectively and safely. The Company has approximately 5,100 employees who equip our customers and communities to build a brighter future. Herc Holdings’ 2020 total revenues were approximately $1.8 billion. All references to “Herc Holdings” or the “Company” in this press release refer to Herc Holdings Inc. and its subsidiaries, unless otherwise indicated. For more information on Herc Holdings and its products and services, visit: www.HercRentals.com.

Forward-Looking Statements

This press release includes forward-looking statements as that term is defined by the federal securities laws, including statements concerning our business plans and strategy, projected profitability, performance or cash flows, future capital expenditures, our growth strategy, including our ability to grow organically and through M&A, anticipated financing needs, business trends, the impact of and our response to COVID-19, our capital strategy, liquidity and capital management, and other information that is not historical information. Forward looking statements are generally identified by the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts," "looks," and future or conditional verbs, such as "will," "should," "could" or "may," as well as variations of such words or similar expressions. All forward-looking statements are based upon our current expectations and various assumptions and, there can be no assurance that our current expectations will be achieved. They are subject to future events, risks and uncertainties - many of which are beyond our control - as well as potentially inaccurate assumptions, that could cause actual results to differ materially from those in the forward-looking statements. Further information on the risks that may affect our business is included in filings we make with the Securities and Exchange Commission from time to time, including our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and in our other SEC filings. We undertake no obligation to update or revise forward-looking statements that have been made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.